                          SECURITIES EXCHANGE COMMISSION
                              Washington, DC 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                NASH-FINCH COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     previously. Identify the previous filing by registration statement  number,
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
                                     [LOGO]

                               NASH FINCH COMPANY
                            7600 FRANCE AVENUE SOUTH
                             EDINA, MINNESOTA 55435

                            ------------------------

                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 1996

                            ------------------------

    NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders of Nash Finch Company ("Nash Finch") will be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, on Tuesday, May 14, 1996, at 10:00 a.m., local time, for the following purposes:

    1.  To elect four directors to serve for three-year terms.

    2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only stockholders of record as shown on the books of Nash Finch at the close of business on March 25, 1996 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

    Your attention is directed to the enclosed proxy statement and proxy card. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO FILL IN, DATE, SIGN AND RETURN PROMPTLY THE PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                          By Order Of The Board of Directors

                                          Norman R. Soland
                                          Vice President, Secretary
                                            and General Counsel
April 8, 1996

                                     [LOGO]

                               NASH FINCH COMPANY
                            7600 FRANCE AVENUE SOUTH
                             EDINA, MINNESOTA 55435
                          TELEPHONE NO. (612) 832-0534

                            ------------------------

                                PROXY STATEMENT
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 1996

                            ------------------------

                                  INTRODUCTION

    The Board of Directors of Nash Finch Company ("Nash Finch") solicits your proxy for use at the Annual Meeting of Stockholders to be held on May 14, 1996 (the "Annual Meeting"), and any adjournment or adjournments thereof. A proxy card is enclosed herewith. Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in such proxy. Any stockholder who executes and delivers the proxy may revoke it at any time prior to its use by giving notice in writing to the Secretary of Nash Finch, by filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary of Nash Finch, or by attending the Annual Meeting and voting said stock in person. The execution by a stockholder of a later dated proxy will revoke all proxies previously executed by such stockholder. However, a stockholder who attends the Annual Meeting need not revoke his proxy and vote in person unless he wishes to do so. This proxy material is first being mailed to the Nash Finch stockholders on or about April 8, 1996.

                              PURPOSES OF MEETING

    The following business will be attended to at the Annual Meeting (the Board of Directors recommends a vote FOR the following):

    FIRST:  To elect four directors to serve for three-year terms.

    SECOND:   To transact such other business  as may properly be brought before the Annual Meeting or any adjournment or adjournments thereof.

                       OUTSTANDING SHARES; VOTING RIGHTS

    The close of business on Monday, March 25, 1996 has been fixed by the Board of Directors of Nash Finch as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On March 25, 1996, Nash Finch had outstanding 10,920,793 shares of common stock, par value $1.66 2/3 per share ("Common Stock"), each such share entitling the holder thereof to one vote in person or by proxy. The holders of a majority of the total shares issued and outstanding (5,460,397 shares), whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

    Shares of Common Stock represented by properly executed proxies will be voted in accordance with the choices specified therein, and where no choice is specified, such shares will be voted (i) for the election of the four nominees, and (ii) with respect to any other business which may properly come before the Annual Meeting or any adjournment or adjournments thereof, according to the best judgment of the proxies named on the enclosed proxy card.

    In general, shares of Common Stock represented by a properly signed and returned proxy will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy reflects votes withheld from director nominees (or is left blank) or reflects a "broker non-vote" on a particular matter (i.e., a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on that particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

    Stockholders may vote for all nominees for director, or withhold authority to vote for all or certain nominees. Withheld shares will be treated as shares present and entitled to vote and will be counted as voted shares. Broker non-votes will be treated as shares not entitled to vote, and thus will not be counted as voted shares. The election of directors requires the affirmative vote of a majority of the total shares present and entitled to vote on each such matter.

                     PRINCIPAL STOCKHOLDERS AND BENEFICIAL
                            OWNERSHIP OF MANAGEMENT

    Set forth in the following table is information, as of March 1, 1996 unless otherwise indicated, pertaining to (a) persons who, to the best of Nash Finch's knowledge, owned beneficially more than five percent of the outstanding shares of Common Stock, (b) the individual ownership of Common Stock by directors, nominees and named executive officers, and (c) the ownership of Common Stock by directors and executive officers as a group. Options exercisable within 60 days after March 1, 1996 are set forth in note (2) to the table.

                                                              SHARES OF COMMON
                                                                    STOCK
                                                                BENEFICIALLY
                                                                OWNED (1)(2)
                                                            ---------------------
                                                                         PERCENT
NAME OF BENEFICIAL OWNER                                      AMOUNT     OF CLASS
- --------------------------------------------------          ----------   --------
Carole F. Bitter                                              1,000         *
Richard A. Fisher                                             1,500         *
Alfred N. Flaten                                             21,831(3)      *
Allister P. Graham                                            1,000         *
John H. Grunewald                                             2,000         *
Richard G. Lareau                                             3,500(4)      *
Russell N. Mammel                                            33,210(5)      *
Don E. Marsh                                                      0       --
Donald R. Miller                                              1,043         *
Robert F. Nash                                              104,655(6)      *
Jerome O. Rodysill                                           21,015(7)      *
David W. Bell                                                11,983(8)      *
William T. Bishop                                             6,956(9)      *
Charles F. Ramsbacher                                         1,300         *
Norman R. Soland                                              8,165(10)     *
All Directors and Executive                                 231,614(11)   2.12%
 Officers as a Group (23 persons)
Sanford C. Bernstein & Co., Inc.                            602,875(12)   5.52%
 One State Street Plaza
 New York, New York 10004

- ------------------------
*   Less than 1%.

(1) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

(2) Not included are shares of Common Stock which may be acquired within 60 days of March 1, 1996 by the persons and group identified in this table upon the exercise of options granted under the Nash Finch 1994 Stock Incentive Plan (the "1994 Stock Incentive Plan") and the Nash Finch 1995 Director Stock Option Plan (the "1995 Director Stock Option Plan"). For all directors and executives as a group, there are 20,280 shares of Common Stock issuable upon the exercise of options, which include: 2,800 shares for Mr. Flaten; 3,000 shares for Mr. Nash; 1,500 shares for Mr. Bell; 1,280 shares for Mr. Bishop; 1,200 shares for Mr. Soland; 1,200 shares for Mr. Ramsbacher; and 500 shares each for Mr. Graham, Mr. Grunewald, Mr. Lareau, Mr. Mammel, Mr. Miller, and Mr. Rodysill. The following assumes the exercise of these options for purposes of calculating the percent of Common Stock deemed to be beneficially owned by such individual or group: each named executive officer and director of Nash Finch, less than 1%; and the directors and executive officers of Nash Finch as a group, 2.30%.

(3) Includes 1,000 shares owned beneficially by Mr. Flaten's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest. Also includes 16,231 shares of restricted Common Stock purchased by Mr. Flaten pursuant to rights granted to him in 1996 under the 1994 Stock Incentive Plan.

(4) Includes 1,500 shares owned beneficially by Mr. Lareau's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.

(5) Includes 32,810 shares owned beneficially by Mr. Mammel's living trust, as to which he exercises voting and investment power as trustee and beneficiary of such living trust.

(6) Includes 28,082 shares owned beneficially by Mr. Nash's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.

(7) Includes 10,620 shares held by a trust for the benefit of Mr. Rodysill's wife, of which Mr. Rodysill is a co-trustee with his son and as to which he shares voting and investment power.

(8) Includes 5,023 shares owned beneficially by Mr. Bell's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest. Also includes 6,956 shares of restricted Common Stock purchased by Mr. Bell pursuant to rights granted to him in 1996 under the 1994 Stock Incentive Plan.

(9) Shares of restricted Common Stock purchased by Mr. Bishop pursuant to rights granted to him in 1996 under the 1994 Stock Incentive Plan.

(10)Includes 3,157 shares that are owned beneficially by Mr. Soland and his wife jointly and as to which he shares voting and investment power. Also includes 5,008 shares of restricted Common Stock purchased by Mr. Soland pursuant to rights granted to him in 1996 under the 1994 Stock Incentive Plan.

(11)Includes 82,192 shares as to which voting and investment power are shared or may be deemed to be shared, and 39,788 shares of restricted Common Stock purchased by persons included in the group pursuant to rights granted to them in 1996 under the 1994 Stock Incentive Plan.

(12)Sanford C. Bernstein & Co., Inc. has reported in a Schedule 13G filed with the Securities and Exchange Commission that, as of December 31, 1995, it was the beneficial owner of all of such shares, possessing sole investment power with respect to all such shares, sole voting power with respect to 470,800 shares and shared voting power with respect to 8,400 shares. Sanford C. Bernstein & Co., Inc. has also reported that the filing was made in its capacities as an investment adviser and broker/dealer, and that its beneficial ownership of such shares is on behalf of certain accounts of its discretionary clients. These clients have the right to receive dividends from and the proceeds of the sale of such securities.

                             ELECTION OF DIRECTORS

NOMINATION

    The Nash Finch Restated Certificate of Incorporation and Bylaws, each as amended, provide that the Board of Directors shall consist of not less than nine nor more than 17 members, as determined from time to time by the Board of Directors, divided into three classes of as nearly equal size as possible. The term of each class of directors is three years, and the term of one class expires each year in rotation. The Board of Directors has determined that there will be eleven directors of Nash Finch for the ensuing year.

    The terms of four current members of the Board of Directors will expire at the Annual Meeting. The terms of the remaining seven current members of the Board of Directors will not expire this year, but will expire as indicated below. The Board of Directors has nominated four of the nominees listed below to serve as directors of Nash Finch for terms of three years, expiring at the 1999 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The four nominees currently serve as directors and have served continuously from the dates indicated below.

    The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote is required for the election of the four nominees. It is the intention of the persons named in the enclosed form of proxy to vote such proxy for the election of the four nominees named in the proxy, unless otherwise directed by the stockholder. Nash Finch's Board of Directors recommends a vote FOR the election of each of the nominees. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy will be voted for the election as directors of such other persons as determined in the discretion of the proxies named on the enclosed proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.

INFORMATION ABOUT DIRECTORS AND NOMINEES

                                                                                                               DIRECTOR
              NAME                   AGE                           PRINCIPAL OCCUPATION                          SINCE
- --------------------------------     ---     ----------------------------------------------------------------  ---------
NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 1999:

Carole F. Bitter                     50      President and Chief Executive  Officer of Harold Friedman,  Inc.    1993
                                              (operator of retail supermarkets)
Richard A. Fisher                    66      Retired  Vice  President  -- Finance  and  Treasurer  of Network    1984
                                              Systems  Corporation  (manufacturer   of  data   communications
                                              systems)
John H. Grunewald                    59      Executive  Vice President,  Finance and  Administration, Polaris    1992
                                              Industries, Inc. (manufacturer of recreational equipment)
Don E. Marsh                         58      Chairman of the  Board, President and  Chief Executive  Officer,    1995
                                              Marsh  Supermarkets,  Inc. (supermarket  and  convenience store chain operator)

DIRECTORS NOT STANDING FOR ELECTION THIS YEAR WHOSE TERMS EXPIRE IN 1997:
Russell N. Mammel                    69      Retired President and Chief Operating Officer of Nash Finch         1974
Donald R. Miller                     68      Management Consultant                                               1978
Robert F. Nash                       62      Retired Vice President and Treasurer of Nash Finch                  1968

DIRECTORS NOT STANDING FOR ELECTION THIS YEAR WHOSE TERMS EXPIRE IN 1998:
Alfred N. Flaten                     61      President and Chief Executive Officer of Nash Finch                 1990
Allister P. Graham                   59      Chairman and Chief Executive Officer of The Oshawa Group Limited    1992
                                              (food and pharmaceutical distributor in Canada)
Richard G. Lareau                    67      Partner, Oppenheimer Wolff & Donnelly (law firm)                    1984
Jerome O. Rodysill                   67      Retired Senior Vice President of Nash Finch                         1974

OTHER INFORMATION ABOUT DIRECTORS AND NOMINEES

    Except as indicated below, there has been no change in principal occupations or employment during the past five years for the directors or nominees for election as directors.

    Mr. Fisher retired in December 1992 as Vice President -- Finance and Treasurer of Network Systems Corporation, a position he had held for more than five years.

    Mr. Flaten's election as Chief Executive Officer was effective in November 1994. His election as President and Chief Operating Officer of Nash Finch was effective in November 1991. He had been elected Executive Vice President, Sales and Operations of Nash Finch in February 1991.

    Mr. Lareau has been a partner in the law firm of Oppenheimer Wolff & Donnelly for over 30 years. Oppenheimer Wolff & Donnelly has provided and is expected to continue to provide legal services to Nash Finch. Mr. Lareau also serves as a director of Merrill Corporation, Northern Technologies International Corporation and Ceridian Corporation.

    Mr.  Mammel  resigned  in November  1991  as President  and  Chief Operating
Officer of Nash Finch, a position he had held for more than five years, in anticipation of his planned retirement which was effective January 1, 1992.

    Mr. Nash retired in January 1996 as Vice President and Treasurer of Nash Finch, a position he had held for more than five years.

    Mr. Rodysill retired in January 1994 as Senior Vice President, Store Development and Construction of Nash Finch, a position he had held for more than five years.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

    Standing committees of the Board of Directors include the Audit Committee, the Compensation Committee and the Nominating Committee.

    The Audit Committee reviews and monitors accounting policies and control procedures of Nash Finch, including recommending the engagement of independent public accountants and reviewing the scope of the audit. The current members of the Audit Committee are Carole F. Bitter, Richard A. Fisher, John H. Grunewald, Richard G. Lareau and Jerome O. Rodysill. The Audit Committee met four times during fiscal 1995.

    The Compensation Committee determines salaries and bonuses for executive officers, selects the officer and key employee participants and determines the compensation awards to be made to such participants under the Nash Finch Executive Incentive Bonus and Deferred Compensation Plan, and considers new executive compensation plans for recommendation to the Board of Directors. The Compensation Committee also administers the 1994 Stock Incentive Plan and the 1995 Director Stock Option Plan. The current members of the Compensation Committee are Carole F. Bitter, Richard A. Fisher, Russell N. Mammel and Donald
R. Miller. Alfred N. Flaten, as Chief Executive Officer of Nash Finch, is a non-voting member of the committee. The Compensation Committee met four times during fiscal 1995.

    The Nominating Committee considers and recommends to the Board of Directors the size of the Board, nominees who meet the criteria for Board membership, the procedures for identifying potential Board nominees, and nominees for election as officers. In addition, the Nominating Committee recommends to the Board of Directors nominees for appointment to Board committees as well as the functions, responsibilities and procedures for the various Board committees. The current members of the Nominating Committee are Alfred N. Flaten, Allister P. Graham, Richard G. Lareau, Don E. Marsh, Donald R. Miller and Robert F. Nash. The Nominating Committee met four times during fiscal 1995. Stockholder recommendations for director nominees may be considered, but there are no established procedures for the submission of such recommendations to the Nominating Committee for consideration.

    Until its discontinuance as a standing committee of the Board of Directors as of May 10, 1995, the Executive Committee had substantially all of the authority and power of the Board of Directors in the management of the business and affairs of the Company, as provided by Delaware corporation law. The Executive Committee, however, was at all times subject to the direction and control of the full Board of Directors. The members of the Executive Committee, at May 10, 1995, were Alfred N. Flaten, Robert F. Nash and Jerome O. Rodysill. In addition, Norman R. Soland was a non-voting, advisory member of the committee. The Executive Committee met four times during fiscal year 1995.

    During 1995, the Board of Directors held six regularly scheduled meetings and two special meetings. All of the directors attended 75% or more of the aggregate meetings of the Board of Directors and all committees on which they served during the periods that each served as a director and committee member, with the exception of Carole F. Bitter who, because of business conflicts, was unable to attend one Board of Directors meeting and three committee meetings.

COMPENSATION OF DIRECTORS

    DIRECTORS' FEES. Directors who are full-time employees of Nash Finch receive no separate compensation for their services as directors. Directors who are not full-time employees of Nash Finch receive out-of-pocket traveling expenses incurred in attending Board and committee meetings. From the beginning of fiscal 1995 through February 28, 1995, such directors received compensation of $1000 for each Board meeting attended, $600 for each committee meeting attended (or, $400 if held on the same day as a Board meeting or by telephone conference), and a retainer of $1,000 per month. Effective March 1, 1995, such directors receive $1,000 for each Board meeting attended and a retainer of $1,100 per month. Also, from March 1, 1995 through September 30, 1995, such directors received $750 for each committee meeting attended (or $500 if held on the same day as a Board meeting or by telephone conference). Effective October 1, 1995, such directors receive $500 for each committee meeting attended, without regard to the day or manner held. Effective May 9, 1995, the director elected by the Board of Directors to serve as Board Chair, if not a full-time employee of the Company, receives an additional retainer of $1,100 per month.

    1995 DIRECTOR STOCK OPTION PLAN. Pursuant to the 1995 Director Stock Option Plan, each director who is not an employee of Nash Finch is eligible to receive an annual grant of an option to purchase 500 shares of Common Stock (the "Option") immediately following each annual meeting of stockholders of Nash Finch while the plan is in effect. On May 9, 1995, each director other than Mr. Flaten, Mr. Nash and Mr. Marsh was granted an Option. Mr. Flaten and Mr. Nash were ineligible because they were employees of the Company; Mr. Marsh was ineligible because his election as a director was not effective until June 1, 1995.

                   EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the cash and non-cash compensation earned during the fiscal years ending December 30, 1995, December 31, 1994, and January 1, 1994, by the Chief Executive Officer and the four most highly compensated executive officers of Nash Finch whose salary and bonus exceeded $100,000 for the fiscal year ended December 30, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                                            ----------------------
                                                                              AWARDS
                                                 ANNUAL COMPENSATION        -----------   PAYOUTS
                                           -------------------------------  SECURITIES   ---------      ALL OTHER
                NAME AND                    FISCAL     SALARY    BONUS (1)  UNDERLYING     LTIP     COMPENSATION (3)
           PRINCIPAL POSITION                YEAR        ($)        ($)     OPTIONS (2)   PAYOUTS          ($)
           ------------------              ---------  ---------  ---------  -----------  ---------  -----------------
Alfred N. Flaten                             1995       279,232    130,000      --          --              5,081
  President, Chief                           1994       221,257    100,000       7,000      --              4,944
  Executive Officer and                      1993       199,452     85,000      --          --              7,874
  Director
David W. Bell                                1995       149,588     50,000      --          --              5,081
  Senior Vice President,                     1994       127,150     50,000       3,750      --              4,944
  Retail Sales and Operations                1993       118,674     33,000      --          --              4,960
William T. Bishop (4)                        1995       149,588     50,000      --          --             --
  Senior Vice President,                     1994         5,753     --           3,200      --             --
  Sales and Logistics                        1993        N/A        N/A         N/A         N/A            N/A
Norman R. Soland                             1995       107,704     47,000      --          --              4,398
  Vice President,                            1994       102,219     33,000       3,000      --              4,338
  Secretary and                              1993        97,233     29,500      --          --              4,095
  General Counsel
Charles F. Ramsbacher                        1995       109,698     35,000      --          --              4,101
  Vice President, Marketing                  1994        99,726     25,000       3,000      --              3,941
                                             1993        91,748     15,000      --          --              3,560

- ------------------------
(1) Cash bonuses for services rendered have been included as compensation for the year earned, even though bonuses were actually paid in the following year.

(2) Reflects the grant of options under the 1994 Stock Incentive Plan.

(3) "All Other Compensation" consists of contributions by Nash Finch in 1993, 1994 and 1995 to the Nash Finch Profit Sharing Plan.

(4) Mr. Bishop joined Nash Finch in December 1994.

STOCK OPTIONS

    During 1995, no options were granted to or exercised by the executive officers named in the Summary Compensation Table. The following table summarizes the potential realizable value of the options held by the named executive officers on December 30, 1995.

                         FISCAL YEAR-END OPTION VALUES

                                NUMBER OF SECURITIES
                               UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                              OPTIONS AT DECEMBER 30,     IN-THE- MONEY OPTIONS AT
                                        1995                 DECEMBER 30, 1995
                             --------------------------  --------------------------
NAME                         EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ---------------------------  -----------  -------------  -----------  -------------
Alfred N. Flaten                  2,800         4,200     $   3,150     $   4,725
David W. Bell                     1,500         2,250     $   1,688     $   2,531
William T. Bishop                 1,280         1,920     $   2,400     $   3,600
Norman R. Soland                  1,200         1,800     $   1,350     $   2,025
Charles F. Ramsbacher             1,200         1,800     $   1,350     $   2,025

LONG-TERM INCENTIVE PLAN

    The following table sets forth information regarding (a) the number of stock equivalent ("phantom stock") units allocated during the fiscal year ended
December 30, 1995 to each of the executive officers named in the Summary Compensation Table under the Nash Finch Executive Bonus and Deferred Compensation Plan (the "Deferred Compensation Plan") and (b) the number of performance share units granted to such officers under the 1994 Stock Incentive Plan. Each phantom stock unit has a base value of $18.776.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                             PERFORMANCE    ESTIMATED FUTURE PAYOUTS UNDER
                               NUMBER OF      OR OTHER        NON-STOCK PRICE-BASED PLANS
                             SHARES, UNITS  PERIOD UNTIL   ---------------------------------
                               OR OTHER     MATURATION OR  THRESHOLD   TARGET      MAXIMUM
NAME                          RIGHTS (#)       PAYOUT         (#)        (#)         (#)
- ---------------------------  -------------  -------------  ---------  ---------  -----------
Alfred N. Flaten                  2,488(1)            (2)     --         --          --
                                 20,913(3)     1995-1997       0         13,942      13,942
David W. Bell                     1,214(1)            (2)     --         --          --
                                  7,002(3)     1995-1997       0          4,668       4,668
William T. Bishop                 1,214(1)            (2)
                                  7,002(3)     1995-1997       0          4,668       4,668
Norman R. Soland                    941(1)            (2)     --         --          --
                                  5,043(3)     1995-1997       0          3,362       3,362
Charles F. Ramsbacher               880(1)            (2)     --         --          --
                                  5,136(3)     1995-1997       0          3,424       3,424

- ------------------------
(1) The Deferred Compensation Plan provides additional long-term incentive compensation to selected executive officers and other key employees. Participants are selected annually by the Compensation Committee which also determines the amounts to be allocated to participants for the year. Normally, the Deferred Compensation Plan is effective only if the consolidated net income of Nash Finch and its subsidiaries exceeds 6% of the stockholders' equity as shown on Nash Finch's current financial statements, and then only 5% of such excess is available for allocation to participants. The Compensation Committee may, however, in its discretion, authorize any amount to be allocated under the Deferred Compensation Plan. The amount allocated annually to each participant cannot exceed one-third of the participant's annual base salary. The entire allotment to a participant is contingently credited to the participant's account at the end of each year. (Nash Finch does not fund or set aside any cash amounts which are allocated to participants; instead, bookkeeping entries are made). Allotments credited to each participant's account are converted to share equivalents of Common Stock and each participant is entitled to additional credits for dividends paid on such share equivalents during each year. The dividend credits are also converted to share equivalents. In addition, the value of each participant's account is increased or decreased, whichever is applicable, by an amount equal to the increase or decrease in fair market value of the share equivalents during the year, provided that the participant is always entitled to the amounts originally allocated regardless of any decrease in the market value of share equivalents.

(2) Amounts contingently credited to the participant's account are payable to the participant in cash upon termination of employment, except that benefits may be totally or partially forfeited under certain circumstances.

(3) These awards represent performance units granted under the 1994 Stock Incentive Plan and payable, to the extent earned, in shares of Common Stock (the "Performance Units"). Payout of the Performance Units is tied to achieving specified levels of earnings per share ("EPS") growth, average return on stockholders' equity ("ROE") and total stockholder return ("TSR"). Minimum and maximum performance goals for each category have been determined by the Compensation Committee. If performance equals or exceeds the maximum goal for the category, all of the Performance Units allocated to the category are earned and paid out. If performance equals or is less than the minimum goal, no Performance Units allocated to the category are earned or paid out. If performance for a particular category exceeds the minimum goal for that category, but is less than the maximum goal, Performance Units are earned and paid out on a proportionate basis. Performance Units allocated to EPS growth would be earned based upon 1995 performance and paid out in 1996. Performance Units allocated to ROE and TSR would be earned based upon performance for the period 1995 through 1997, and would not be paid out until 1998. The minimum targeted EPS growth was not achieved in 1995, and therefore, Performance Units allocated to this category were not earned and will not be paid out in 1996. Since payout of the Performance Units may not exceed 100% of the Performance Units granted, the target award amount and the maximum award amount are the same. More detail about the Performance Units is available in the Compensation Committee Report on pages 12 to 14 of this Proxy Statement.

CHANGE IN CONTROL AGREEMENTS

    The Board of Directors has authorized Nash Finch to enter into change in control agreements with certain executive officers and key employees of Nash Finch and its subsidiaries. Pursuant to these agreements, certain payments and benefits would be provided to such employees in the event their employment is terminated under certain conditions, including a change in control of Nash Finch.

    If an employee is terminated by Nash Finch or a subsidiary within 24 months of a change in control (or, in limited circumstances, prior to such a change in control) other than by reason of death, disability, retirement or cause, or the employee terminates for good reason, Nash Finch will pay or cause to be paid to the employee a lump sum equal to the employee's highest monthly compensation (as defined in the employee's change in control agreement) multiplied by a number of months equal to either 12, 24 or 36 months and will maintain or cause to be maintained benefit plans (including health, life, dental and disability) for the employee and his or her dependents for 12, 24 or 36 months. Subject to certain limitations, the multiple referred to above is 36 months for Mr. Flaten, 24 months for Mr. Bell, Mr. Bishop, Mr. Soland and Mr. Ramsbacher, and 24 months or 12 months for all other designated employees.

    The options and Performance Units granted to the executive officers named in the Summary Compensation Table were granted under the 1994 Stock Incentive Plan. Pursuant to the terms of the 1994 Stock Incentive Plan and the agreements evidencing such awards, the following occurs upon a change in control of Nash
Finch: (i) for options granted, the Compensation Committee, in its sole discretion, may (a) accelerate the exercisability of options such that the options will be immediately exercisable upon the change in control, or (b) determine that the optionee will receive, as of the effective date of the change in control, cash in an amount equal to the excess of the fair market value of the option shares immediately prior to the effective date of the change in control over the exercise price per share of the options; and (ii) for Performance Units granted, the Compensation Committee, in its sole discretion, may (a) adjust the number and kind of securities subject to the Performance Unit and the performance criteria which must be fulfilled in order to earn the award shares, and (b) in the event of involuntary termination of employment following a change in control, adjust the formula provided in the performance award to provide for the issuance of more award shares than would be the case if the involuntary termination were not preceded by a change in control.

    Pursuant to the terms of the Deferred Compensation Plan, the following occurs upon a change in control of Nash Finch: (i) an additional amount would be allocated to the account of each participant equal to the amount allocated in the previous year; (ii) forfeiture provisions would lapse; and (iii) the total balance of the participant's account would become payable in full.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    OVERVIEW. The Compensation Committee of the Board of Directors is comprised of directors who are not full-time employees of Nash Finch. The Chief Executive Officer of Nash Finch, EX OFFICIO, is a non-voting member of the Compensation Committee.

    The Compensation Committee was established by the Board of Directors in May 1992, and has overall responsibility for executive compensation pursuant to delegation by the Board. As described under "Election of Directors --
Information About Board and Its Committees," the Compensation Committee determines annual salaries and bonuses of executive officers and certain other key employees, including the Chief Executive Officer; considers and makes recommendations to the Board concerning new executive compensation plans; and administers the Deferred Compensation Plan, the 1994 Stock Incentive Plan and the 1995 Director Stock Option Plan.

    As part of the Company's on-going efforts to ensure the continuing effectiveness and appropriateness of its executive compensation program, the program was reviewed in 1993 with the assistance of an outside consultant. The review led to various changes in Nash Finch's policies regarding executive compensation including clarification and restatement of the basic objectives of the program, a more defined performance focus, and an increased emphasis on performance-related stock incentives.

    COMPENSATION PHILOSOPHY. The fundamental objective of Nash Finch's executive compensation program is to support the achievement of the Company's business objectives. As such, the Company's philosophy is that executive compensation should be designed to achieve the following objectives:

    - Enable the Company to attract and retain qualified key executives whose skills and capabilities are needed to assure the continued growth and success of Nash Finch in a highly competitive industry.

    - Provide an incentive to executives by tying a meaningful portion of compensation to the achievement of Company financial objectives.

    - Align the interests of executives with those of Nash Finch stockholders by providing a significant portion of compensation in Common Stock.

    To maintain an appropriately competitive level of total compensation, comparisons are made with the ranges of compensation paid to persons holding comparable positions at other companies of similar size, with primary emphasis on the food distribution industry. These comparisons, by necessity, extend beyond the companies included in the peer group for the comparative performance graph shown below, given the number and size of companies included in the industry group.

    COMPONENTS OF EXECUTIVE COMPENSATION.  The principal components of executive
compensation  include   salaries,  cash   bonuses  and   longer-term   incentive
compensation.

    Salaries and cash bonuses for executive officers, including Mr. Flaten and the other executive officers named in the Summary Compensation Table, are determined annually, taking into consideration the executive's level of responsibility and experience, individual and corporate performance, and competitive compensation comparisons. While no specific criteria for measuring individual and corporate performance was employed in 1995, each executive officer's performance is evaluated by the Chief Executive Officer and reviewed by the Compensation Committee. Similarly, in determining bonuses for executive officers, the financial results of the Company are reviewed in light of various objectives for the year, historical performance levels, external factors and competitive considerations.

    The Compensation Committee has approved a new officer bonus plan, which will be effective for 1996, under which annual cash bonuses for executive officers will be determined based upon performance against predetermined financial and other goals. A maximum potential bonus is assigned by the Compensation Committee for each eligible officer. For executive officers, these range from 30% of annual base salary to 50% of annual base salary for the Chief Executive Officer.

    Longer-term incentive compensation consists of awards of phantom stock units to certain executives under the Deferred Compensation Plan. Such awards are intended primarily to serve as a means of retaining key executives by providing supplemental retirement income. The potential value of such awards is linked to stock price appreciation providing an additional long-term incentive to increase stockholder value during an executive's career with Nash Finch. The Compensation Committee administers the Deferred Compensation Plan and is responsible for selecting the executive officers and other key employees for participation in the plan and determining the amounts of compensation awards allocated to the selected participants. Refer to "Executive Compensation and Certain Other Benefits -- Long-Term Incentive Plan" for a description of the key terms of the Deferred Compensation Plan.

    It has also been Nash Finch's policy to encourage a broad range of employees (including executive officers) to participate in stock ownership. For this purpose, a number of stock option plans have been adopted over the years. The size of individual stock option grants made under such plans have largely been determined by the employee's position and ability to purchase shares, as measured by his or her cash compensation level.

    The   1994  Stock  Incentive  Plan,   among  other  things,  authorizes  the
Compensation Committee to award rights to executive officers and other key employees to receive shares of Common Stock upon the achievement of established performance goals. Such awards are referred to in the 1994 Stock Incentive Plan as "Performance Units."

    Such Performance Units would have a maximum value at grant ranging from 60% of a participant's 1995 base salary to 120% for the Chief Executive Officer. For 1995, the number of share units which could be earned (an equal number of share units for each of three corporate performance objectives) would be determined on the basis of the average closing sales prices for the Common Stock for the last calendar quarter of 1994. The three performance categories are earnings per share (EPS) growth in 1995 compared with the highest reported EPS for the preceding four years, average return on stockholders' equity (ROE) for the three-year period beginning in 1995, and total stockholder return (TSR) for the same three-year period. Minimum and maximum performance goals have been determined by the Compensation Committee for each category. In no case will any portion of an award for a performance category be earned unless the minimum for that category is exceeded. An award for EPS growth would be earned based on performance in 1995 and paid out in 1996. Awards for ROE and TSR would, to the extent earned, not be paid out until 1998. Awards paid out in Common Stock will be restricted as to transferability for three years following the issuance of such shares.

    The Compensation Committee believes that such performance-based awards will serve the purpose of more closely aligning executive and stockholder interests in that the executives will benefit only if stockholder value is enhanced. Also, for this purpose, the Compensation Committee has established stock ownership guidelines for executive officers who will be encouraged, but not required, to satisfy these guidelines within three to five years. The stock ownership guideline for the Chief Executive Officer is five times annual base salary.

    CHIEF EXECUTIVE OFFICER COMPENSATION. For the 1995 fiscal year, Mr. Flaten received a salary of $279,232, a bonus of $130,000, and a grant of 2,488 phantom stock units under the Deferred Compensation Plan. The salary and bonus of Mr. Flaten was determined in accordance with the policies outlined above.

                                          Carole F. Bitter
                                          Richard A. Fisher
                                          Russell N. Mammel
                                          Donald R. Miller
                                          Alfred N. Flaten (EX OFFICIO)

                                          Members of the Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Flaten, the Chief Executive Officer of Nash Finch, is a non-voting member of the Compensation Committee. Mr. Mammel, the retired President and Chief Operating Officer of Nash Finch, is also a member of and chairs the Compensation Committee.

PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on Nash Finch Common Stock for the last five fiscal years with the cumulative total return over the same period of the S & P 500 Index, the S & P SmallCap 600 Index (in which Nash Finch is included) and a peer group of companies selected by Nash Finch (weighted according to the peer companies' market capitalization at the beginning of each fiscal year). The comparison assumes the investment of $100 in Common Stock, the S & P 500 Index, the S & P SmallCap 600 Index and the peer group at the end of fiscal 1990 and reinvestment of all dividends.

                           TOTAL SHAREHOLDERS RETURN
                        PREPARED FOR NASH FINCH COMPANY

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           NASH FINCH CO.    S&P 500 INDEX    S&P SMALLCAP 600 INDEX    PEER GROUP
1990                   100              100                       100           100
1991                102.32           130.47                    148.49        110.24
1992                115.74           140.41                    179.74        118.25
1993                115.15           154.56                    213.50        126.84
1994                111.69           156.60                    203.31         97.88
1995                128.85           215.45                    264.22        117.75

Source: Standard & Poor's Compustat Services, Inc.

    The companies included in the peer group are Fleming Companies, Inc., Super Food Services, Inc. and Supervalu, Inc. They were selected on the basis that, like Nash Finch, each is predominately a full-line wholesale distributor of grocery products having several distribution centers and with operations which extend over a wide geographic area. The Compensation Committee has approved the selection of these companies.

COMPLIANCE WITH FEDERAL TAX LEGISLATION

    Federal tax legislation enacted in 1993 generally would preclude Nash Finch and other public companies from taking a tax deduction for compensation over $1 million which is not "performance-based" and is paid, or otherwise taxable, to executives named in the Summary Compensation Table and employed by Nash Finch at the end of the applicable tax year. No named executive earned over $1 million in 1995. Similarly, no named executive is likely to earn over $1 million in 1996. The Compensation Committee intends to monitor the executive compensation program with respect to the present federal tax law.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

    Section 16(a) of the Securities Exchange Act of 1934 requires Nash Finch's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of Common Stock to file with the SEC reports of initial ownership and reports of changes in ownership in Common Stock. Copies of such reports must also be furnished to Nash Finch, which offers assistance to its directors and executive officers in complying with Section 16(a), including preparing the reports and forwarding them to the SEC for filing. During 1995, the initial report of ownership of Don E. Marsh, a director, was filed four (4) days late.

    To Nash Finch's knowledge, based upon a review of the copies of reports furnished to Nash Finch and written representations, all other filing requirements applicable to directors and executive officers were complied with during the fiscal year ended December 30, 1995, and no reports of actual transactions were filed late.

                              INDEPENDENT AUDITORS

    On February 14, 1995, the Board of Directors approved the engagement of Ernst & Young LLP to serve as Nash Finch's independent certified public accountants to audit its financial statements for the fiscal year ended December 30, 1995. The Audit Committee has not made a recommendation to the Board of Directors regarding the re-engagement of Ernst & Young LLP to audit Nash Finch's financial statements for the fiscal year ending December 28, 1996; however, there is no reason to believe or expect that the Audit Committee will not make such a recommendation to the Board of Directors during the year. Prior to the engagement of Ernst & Young LLP, KPMG Peat Marwick LLP served as the independent certified public accountants for Nash Finch. The services of KPMG Peat Marwick LLP were terminated effective upon completion of the audit for the fiscal year ended December 31, 1994.

    During fiscal year 1994, Nash Finch had no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, KPMG Peat Marwick LLP's report on the financial statements for the fiscal year ended December 31, 1994 contained no adverse opinion or disclaimer of opinion and was not qualified as to uncertainty, audit scope or accounting principles. Furthermore, during fiscal year 1994, there were no consultations with Ernst & Young LLP regarding either the application of accounting principles to a specified transaction (completed or proposed) or the type of audit opinion that might be rendered on the financial statements.

    Nash Finch requested and expects a representative of Ernst & Young LLP to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

                           1997 STOCKHOLDER PROPOSALS

    Any proposal of a Nash Finch stockholder intended to be presented at the Annual Meeting of Stockholders in 1997 must be received by Nash Finch at its principal executive office not later than November 30, 1996, for inclusion in its proxy statement and form of proxy.

                                 MISCELLANEOUS

    The Board of Directors is not aware of any other matters which may be presented to the stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment or adjournments thereof, it is the intention of the persons named on the proxy card to vote such proxies in accordance with their best judgment on such matters.

    The cost of soliciting proxies will be borne by Nash Finch. Directors, officers and regular employees of Nash Finch may, without compensation other than their regular compensation, solicit proxies by mail, telephone, telegram or personal interview. Nash Finch may reimburse brokerage firms and others for their expense in forwarding proxy materials to the beneficial owners of Common Stock.

    All stockholders who do not expect to attend the Annual Meeting, are urged to execute and return the enclosed proxy card promptly.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          NORMAN R. SOLAND
                                          VICE PRESIDENT, SECRETARY
                                            AND GENERAL COUNSEL

April 8, 1996
Minneapolis, Minnesota

                        PROXY           THIS PROXY IS SOLICITED ON BEHALF OF THE
                                                  BOARD OF DIRECTORS.
       [LOGO]
NASH FINCH COMPANY                      The  undersigned hereby  appoints Alfred
                                        N. Flaten, John H. Grunewald and  Robert
7600 FRANCE AVENUE SOUTH, P.O. BOX 355  F.  Nash, and each  of them, as Proxies,
MINNEAPOLIS, MN 55440-0355              each with the power of substitution, and
- --------------------------------------  hereby  authorizes  each   of  them   to
                                        represent and to vote, as designated below, all the shares of common stock of Nash Finch Company held of record by the undersigned on March 25, 1996, at the Annual Meeting of Stockholders to be held on May 14, 1996 or any adjournment thereof.

1.  ELECTION OF DIRECTORS  FOR all nominees listed  WITHHOLD AUTHORITY to vote
                           below (except as         for all
                           marked to the contrary   nominees listed below / /
                           below) / /
(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name)

Carole F. Bitter                          John H. Grunewald
Richard A. Fisher                         Don E. Marsh

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 ABOVE.

                         (PLEASE SIGN ON REVERSE SIDE)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL GRANT AUTHORITY TO VOTE FOR ALL NOMINEES NAMED IN PROPOSAL 1 ABOVE.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                                DATED ____________________, 1996
                                                ________________________________
                                                SIGNATURE
                                                ________________________________
                                                SIGNATURE IF HELD JOINTLY

                                                PLEASE  MARK,  SIGN,  DATE   AND
                                                RETURN  THE PROXY  CARD PROMPTLY
                                                USING THE ENCLOSED ENVELOPE.